Exhibit 10.22

Amended and Restated Management Service Agreement

This Amended and Restated Management Service Agreement (the “Agreement”) is made and entered into as of June 16, 2026 (the “Commencement Date”), by and between Scinai Immunotherapeutics Ltd., a public company incorporated in the State of Israel (the “Company”), and Mark Germain, an individual (the “Contractor”).

Recitals:

WHEREAS, the Company wishes to retain the Contractor, and the Contractor wishes to be retained by the Company as a director and chairman of the board to assist the Company on capital market and mergers and acquisition matters (the “Engagement”); and

WHEREAS, the parties desire to state the terms and conditions of the Engagement by the Company, effective as of the Commencement Date;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Company and the Contractor hereby agree as follows:

1.	Preamble

1.1	The preamble of this Agreement constitutes an integral part thereof.

1.2	The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes.

1.3	References in this Agreement to a particular gender shall be applicable to all genders.

2.	Exclusivity of the Agreement

This Agreement constitutes the entire agreement between the parties with respect to the Contractor’s services with the Company, and supersedes all prior understandings, agreements, representations and discussions between them, oral or written with respect to the Contractor’s services with the Company.

3.	Independent Contractor Services

3.1.	The Company hereby retains the Contractor’s Services, as defined in this Section herein. The Contractor agrees and undertakes that the Services shall be provided exclusively by Contractor, which undertaking is a fundamental team of this Agreement. None of the Services may be delegated, assigned, or subcontracted by the Contractor to others without the prior written consent of the Company.

3.2.	The Services. Contractor shall serve as a director of the board of the Company and executive chairman, either elected by the board of directors or by the annual shareholders meeting, as applicable and subject to applicable law. Contractor shall be responsible and make all best efforts to assist the Company on capital market and mergers and acquisition matters.

3.3.	It is hereby agreed that such Services shall be performed under and pursuant to the terms and conditions hereinafter set forth. The Contractor hereby represents in favor of the Company that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement.

3.4.	The Contractor agrees that Contractor shall act as an independent contractor in the performance of the duties under this Agreement and that nothing contained herein shall create (or has created) or be construed to create an employer-employee relationship between the Company and the Contractor and that the Contractor shall not be entitled to any Company employment rights or benefits. In the event that any court will determine that employer-employee relationship existed between the Company and/or Contractor, any payments paid to the Contractor under this Agreement shall be deemed in lieu of any payments due to Contractor under any applicable employment law, had he been an employee of the Company including without limitation any payments for or in lieu of severance, vacation, sick leave, convalescence, management insurance or similar like payments made to employees and not to contractors.

3.5.	Without prejudice to the generality of Section 3.4 above, if any judicial instance shall determine following the date hereof that Contractor has been rendering his Services as an “employee” to the Company pursuant to the terms of this Agreement (albeit the specific opposite arrangement contemplated herein and therein) and therefore that Contractor is eligible to receive various terms and/or social benefits as if he was employed by the Company – the parties hereby specifically agree that the monthly salary which presumably is owed by the Company to the Contractor, shall be calculated as 60% (sixty percent) of the total average monthly consideration paid by the Company to the Contractor hereunder (“Agreed Salary”). The Contractor will refund the Company on the date of such judicial determination, with an amount equal to the total surplus payments which Contractor received from the Company beyond the Agreed Salary.

3.6.	Without derogating from the above, in any case Contactor will bring such claims the Company will have the right to set-off any payment due to the Contractor against the sums due to the Company, as a result of the above.

4.	Term

The period of rendering of Services by the Contractor to the Company pursuant to the terms hereunder shall commence as of the Commencement Date and shall remain in full force until terminated pursuant to Section 7.2 below (such term being referred to herein as the “Contracting Period”).

5.	Scope of Services

5.1	During the Contracting Period, Contractor shall serve as the director and chairman of the board of the Company, as set forth in section 3.2 above.

5.2	Contactor shall devote the required time and his effort to the performance of his duties.

5.3

In the event that the Contractor shall discover that he has or might have at some point in the future any conflict of interest with the Company and/or with the duties required of him by virtue of his contractor relationship with the Company, the Contractor shall, as soon as possible, so inform the Company in writing, immediately upon such discovery.

6.	Consideration

6.1

As consideration for his services under this Agreement, Contractor shall receive a monthly payment of $12,500, plus VAT, if applicable (the “Fees”). The Fees for each month shall be payable within ten (10) calendar days of the first day of the following calendar month, against a proper tax invoice to be issued by the Contractor.

6.2	The Company shall reimburse Contractor on reasonable expenses in connection with the fulfillment of his duties under this Agreement.

7.	Termination

7.1	Both parties may terminate this Agreement at any time for any reason, by providing a written notice of ninety (90) days in advance.

7.2

This Agreement shall terminate upon the expiration of the current term of service of Mr. Germain as a director or such earlier time as Contractor no longer serves as the executive chairman of the board of the Company.

8.	Confidentiality

Contractor undertakes to sign confidentiality agreements affirming Contractor’s obligation not to disclose Confidential Information, non-competition covenants and waiver regarding inventions and discoveries.

9.	Miscellaneous

9.1.	Any modification or amendment to the provisions of this Agreement shall be valid only if effected in writing and signed by both parties hereto.

9.2.

This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

Scinai Immunotherapeutics Ltd.	Mark Germain

/s/ Amir Reichman	/s/ Mark Germain
By: Amir Reichman, CEO